This announcement is not an offer to purchase Securities. The Offer and Solicitation are made solely by the Offer to Purchase and Consent Solicitation Statement dated July 18, 2000 and any amendments or supplements thereto (the "Statement"). The Offer and Solicitation are not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making of the Offer and Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where federal securities, blue sky or other laws require the Offer and Solicitation to be made by a licensed broker or dealer, the Offer and Solicitation will be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions, passed upon the merits or fairness of these transactions or passed upon the adequacy or accuracy of the Statement. Any representation to the contrary is a criminal offense.


                            [LOGO OF SHONEY'S, INC.]

                                SHONEY'S, INC.

                       IS OFFERING TO PURCHASE FOR CASH
                             ALL OF ITS OUTSTANDING
           $51,563,000 OF 8-1/4% CONVERTIBLE SUBORDINATED DEBENTURES
                           DUE 2002 (CUSIP: 872623AA1)
                                      AND
                   $177,358,000 OF LIQUID YIELD OPTION NOTES
                           DUE 2004 (CUSIP: 825039AC4)

     Shoney's, Inc., a Tennessee corporation (the "Company"), is offering (the "Offer") to purchase for cash any and all of the outstanding $51,563,000 principal amount of 8-1/4% Convertible Subordinated Debentures Due 2002 originally issued by TPI Enterprises, Inc. and subsequently assumed by the Company (the "Debentures") at a price of $691.59 per $1,000 principal amount of any Debenture purchased, and any and all of the outstanding $177,358,000 principal amount at maturity of Liquid Yield Option Notes Due 2004 (Zero Coupon - Subordinated) issued by the Company (the "LYONs" and, together with the Debentures, the "Securities") at a price of $250.00 per $1,000 principal amount at maturity of any LYON purchased. In addition, the Company will pay any and all accrued and unpaid interest on the Debentures to but excluding the settlement date of the Offer.

     In connection with the Offer, the Company is soliciting consents ("Consents") of registered holders of the Securities ("Holders") to certain proposed amendments to the indentures pursuant to which the Securities were issued (the "Solicitation"). If the requisite Consents are received, the proposed amendments will be effective as to all Securities, including those that are not purchased in the Offer. Any Holder who tenders Securities in the Offer will be deemed to have given a corresponding Consent, and Securities may not be tendered without giving a Consent. The consideration to be paid by the Company for the Consents is reflected in the purchase prices described above.

----------------------------------------------------------------------------
THE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 14, 2000, UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS OF SECURITIES MUST TENDER THEIR SECURITIES AND CONSENT TO THE PROPOSED AMENDMENTS (AND NOT HAVE WITHDRAWN SUCH SECURITIES OR REVOKED SUCH CONSENT) ON OR PRIOR TO THE EXPIRATION DATE TO RECEIVE PAYMENT FOR THE SECURITIES.
----------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE COMPANY'S RECEIPT OF FINANCING AND AT LEAST 90% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE DEBENTURES AND AT LEAST 90% OF THE AGGREGATE PRINCIPAL AMOUNT AT MATURITY OF THE LYONS BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE.

     PRIOR TO COMMENCING THE OFFER, THE COMPANY RECEIVED WRITTEN AGREEMENTS FROM HOLDERS OF 73% OF THE DEBENTURES AND 70% OF THE LYONS TO TENDER THEIR SECURITIES IN THE OFFER.

     Holders wishing to tender their Securities and deliver Consents may do so by 1) sending or delivering to The Bank of New York the certificates for their Securities, the completed and signed Letters of Transmittal and Consent, which are included with the Offer materials, and any other required documents, 2) for Securities held in "street" name, requesting their broker, dealer, commercial bank, trust company or other nominee to effect the transaction, or 3) tendering Securities and delivering consents through the Depository Trust Company pursuant to its Automated Tender Offer Program. No commissions are payable by holders to Banc of America Securities LLC (the Dealer Manager), D.F. King & Co., Inc. (the Information Agent), or The Bank of New York (the Depositary) in connection with the Offer.

     ANY BENEFICIAL OWNER WHOSE SECURITIES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER SECURITIES IN THE OFFER SHOULD PROMPTLY INSTRUCT SUCH BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO TENDER THE SECURITIES ON SUCH BENEFICIAL OWNER'S BEHALF. THIS PROCESS MAY TAKE A CONSIDERABLE AMOUNT OF TIME.

     Securities not tendered in the Offer will remain outstanding. If the proposed amendments to the indentures are approved and implemented, substantially all restrictive covenants and certain other provisions of the indentures for the Securities will be deleted or amended with respect to any Securities that remain outstanding. In addition, the trading market for any Securities not tendered may become significantly more limited.

     Any questions or requests for assistance may be directed to the Dealer Manager at the telephone numbers set forth below. Requests for copies of the Offer materials should be directed to the Information Agent at the telephone numbers set forth below.

                THE EXCLUSIVE DEALER MANAGER FOR THE OFFER IS:

                        BANC OF AMERICA SECURITIES LLC
                            100 North Tryon Street
                        Charlotte, North Carolina 28255
                            (704) 388-4813 (collect)
                           (888) 292-0070 (toll free)
                   Attention: High Yield Special Products Group
                          Andrew Karp or Jason Powers

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                 Bank and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll-Free: (888) 242-8157

July 2000